Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	CardioNet, Inc.
Heather C. Getz
Investor Relations
800-908-7103
investorrelations@cardionet.com

CardioNet, Inc. Reports First Quarter 2012 Financial Results

Conshohocken, PA — (BUSINESS WIRE) — May 8, 2012 — CardioNet, Inc. (NASDAQ:BEAT), a leading wireless medical technology company with a current focus on the diagnosis and monitoring of cardiac arrhythmias, today reported results for the first quarter-ended March 31, 2012.

First Quarter 2012 and Recent Highlights

•                  Completed acquisition of ECG Scanning and Medical Services, Inc. (“ECG Scanning”)

•                  Experienced increased sequential patient volume across all cardiac service lines

•                  Realized benefit from cost reductions in the quarter; on track to realize $7.5 million of annualized cost reductions

•                  Commenced full scale operations in west coast monitoring facility

•                  Secured 14 new payor contracts during the quarter

•                  $37.0 million in cash and investments as of March 31, 2012, with no outstanding debt

President and CEO Commentary

Joseph Capper, President and Chief Executive Officer of CardioNet, commented: “The first quarter results were in line with expectations representing a solid start to the year.  Patient volume across all service lines increased sequentially, indicating healthy demand for CardioNet’s suite of cardiac monitoring tools.  Offsetting the volume growth was the continued pressure on our commercial reimbursement.  Looking forward, our revenue will benefit from the opening of our west coast monitoring facility as well as the continued roll-out of our next generation MCOTTM device.

“During the quarter, we continued to focus on our key strategic objectives of gaining efficiencies, growing volume and revenue diversification.  Our progress against these goals is demonstrated by our execution of our previously announced $7.5 million of cost reductions and the full commercial launch of our new MCOTTM device with positive feedback from our physicians and patients.  We have made great progress in getting our west coast monitoring facility fully operational, providing us the opportunity to optimize our reimbursement as well as redundancy.  Finally, we announced the acquisition of ECG Scanning which will leverage our existing infrastructure and provide access to additional physician relationships.

“With continued demand for our services and the progress that we have made on our strategic goals, we are well positioned to achieve future profitability.  Despite the cash outlays during the quarter, we still maintain a healthy cash and investment balance of $37 million with no outstanding debt, ultimately providing us the opportunity to continue to invest strategically.”

First Quarter Financial Results

Revenue for the first quarter 2012 was $27.0 million, a decrease of 20.5% compared to $34.0 million in the first quarter 2011.  Revenue decreased $7.0 million due to lower MCOTTM reimbursement and volume which correlates to the lower volumes being experienced in physicians’ offices, as well as lower average MCOTTM reimbursement.  This decrease was partially offset by an increase in event and Holter revenue primarily due to the inclusion of ECG Scanning revenue.  For the three months ended March 31, 2012, patient revenue was comprised of 40% Medicare and 60% commercial, and patient volume was comprised of 53% Medicare and 47% commercial.

Gross profit for the first quarter 2012 decreased to $15.6 million, or 57.7% of revenue, compared to $20.3 million, or 59.8% of revenue, in the first quarter of 2011.  Gross profit for the first quarter 2012 on an adjusted basis was $16.0 million, or 59.1% of revenue, excluding $0.4 million related to restructuring and other nonrecurring charges.  The decrease in adjusted gross profit percentage was primarily related to the decrease in MCOTTM reimbursement.

On a GAAP basis, operating expenses for the first quarter 2012 were $19.2 million, a decrease of 12.5% compared to $21.9 million in the first quarter 2011.  Operating expenses on an adjusted basis were $18.4 million, an 11.7% decline compared to $20.9 million for the prior year quarter, excluding $0.8 million in the first quarter 2012 and $1.0 million in the first quarter 2011 related to restructuring and other nonrecurring charges.  The decrease in operating expenses was driven by the implementation of cost reductions at the end of 2011.  These reductions were partially offset by the addition of ECG Scanning’s operating expenditures in the quarter.

On a GAAP basis, net loss for the first quarter 2012 was $3.5 million, or a loss of $0.14 per diluted share, compared to a net loss of $1.6 million, or a loss of $0.06 per diluted share, for the first quarter 2011.  Excluding expenses related to restructuring and other nonrecurring charges, adjusted net loss for the first quarter 2012 was $2.4 million, or a loss of $0.10 per diluted share.  This compares to an adjusted net loss of $0.5 million, or a loss of $0.02 per diluted share, for the first quarter 2011, which also excludes the impact of restructuring and other nonrecurring charges.

Liquidity

As of March 31, 2012, the Company had total cash and investments of $37.0 million compared to $46.5 million as of December 31, 2011, a decrease of $9.5 million.  The significant cash uses during the first quarter 2012 included $6.3 million related to the acquisition of ECG Scanning, $1.4 million for capital expenditures and $1.3 million related to the settlement of the shareholder litigation.  DSO increased slightly compared to year end 2011 to 81 days with the inclusion of ECG Scanning’s receivables.

Conference Call

CardioNet, Inc. will host an earnings conference call on Tuesday, May 8, 2012, at 5:00 PM Eastern Time.  The call will be simultaneously webcast on the investor information page of our website, www.cardionet.com.  The call will be archived on our website and will also be available for two weeks via phone at 888-286-8010, access code 95793112.

About CardioNet

CardioNet is a leading provider of ambulatory, continuous, real-time outpatient management solutions for monitoring relevant and timely clinical information regarding an individual’s health. CardioNet’s initial efforts are focused on the diagnosis and monitoring of cardiac arrhythmias, or heart rhythm disorders, with a solution that it markets as Mobile Cardiac Outpatient TelemetryTM (MCOTTM).  More information can be found at http://www.cardionet.com.

Forward-Looking Statements

This document includes certain forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 regarding, among other things, our growth prospects, the prospects for our products and our confidence in the Company’s future. These statements may be identified by words such as “expect,” “may,” “anticipate,” “possible,” “estimate,” “potential,” “intend,” “plan,” “believe,” “forecast,” “promises” and other words and terms of similar meaning. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including important factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, the effect of the ECG Scanning acquisition on our business operations and financial results, effectiveness of our efforts to address operational initiatives, including cost savings initiatives that affect our business, changes to insurance coverage, relationships with our government and commercial payors and reimbursement levels for our products, the success of our sales and marketing initiatives, our ability to attract and retain talented executive management and sales personnel, our ability to identify acquisition candidates, acquire them on attractive terms and integrate their operations into our business, the commercialization of new products, market factors, internal research and development initiatives, partnered research and development initiatives, competitive product development, changes in governmental regulations and legislation, the continued consolidation of payors, acceptance of our new products and services and patent protection, adverse regulatory action and litigation success. For further details and a discussion of these and other risks and uncertainties, please see our public filings with the Securities and Exchange Commission, including our latest periodic reports on Form 10-K and 10-Q. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

Consolidated Statements of Operations

(In Thousands, Except Per Share Amounts)

	Three Months Ended
	(unaudited)
	March 31, 2012	March 31, 2011

Revenue	$27,045	$33,999
Cost of revenue	11,435	13,652
Gross profit	15,610	20,347
Gross profit %	57.7%	59.8%

Operating expenses:
General and administrative expense	8,673	9,675
Sales and marketing expense	6,152	8,065
Bad debt expense	2,911	2,390
Research and development expense	1,185	1,682
Integration, restructuring and other charges	270	124
Total operating expenses	19,191	21,936

Loss from operations	(3,581)	(1,589)
Interest and other income, net	47	37

Loss before income taxes	(3,534)	(1,552)
Provision for income taxes	—	—
Net loss	$(3,534)	$(1,552)

Loss per Share:
Basic	$(0.14)	$(0.06)
Diluted	$(0.14)	$(0.06)

Weighted Average Shares Outstanding:
Basic	24,605	24,299
Diluted	24,605	24,299

Summary Financial Data

(In Thousands)

	March 31, 2012	December 31, 2011
	(unaudited)

Cash and investments	$36,953	$46,484
Accounts receivable, net	21,419	21,028
Other receivables, net	2,388	1,564
Days sales outstanding	81	75
Working capital	50,024	57,177
Total assets	91,078	94,975
Total debt	—	—
Total shareholders’ equity	75,569	77,997

	Three Months Ended
	March 31, 2012	March 31, 2011
	(unaudited)

Stock compensation expense	$855	$1,149

Reconciliation of Non-GAAP Financial Measures

(In Thousands, Except Per Share Amounts)

In accordance with Regulation G of the Securities and Exchange Commission, the table set forth below reconciles certain financial measures used in this press release that were not calculated in accordance with generally accepted accounting principles, or GAAP, with the most directly comparable financial measure calculated in accordance with GAAP.

	Three Months Ended (unaudited)
	March 31, 2012	March 31, 2011

Operating loss — GAAP	$(3,581)	$(1,589)

Nonrecurring charges (a)	1,128	1,053

Adjusted operating loss	$(2,453)	$(536)

Net loss — GAAP	$(3,534)	$(1,552)

Nonrecurring charges (a)	1,128	1,053

Adjusted net loss	$(2,406)	$(499)

Loss per diluted share — GAAP	$(0.14)	$(0.06)

Nonrecurring charges per share (a)	0.04	0.04

Adjusted loss per diluted share	$(0.10)	$(0.02)

(a)         In the first quarter of 2012, we incurred $0.7 million related to restructuring and other nonrecurring charges, $0.3 million of legal fees related to litigation, as well as $0.2 million for the forfeiture and acceleration of certain options.  In the first quarter of 2011, we incurred $0.7 million of nonrecurring charges largely related to the integration of Biotel’s operations, as well as $0.3 million for the forfeiture and acceleration of certain options.

	Three Months Ended
	(unaudited)
	March 31, 2012	March 31, 2011

Cash used by operating activities	$(1,949)	$(2,240)
Capital expenditures	(1,372)	(396)
Free cash flow	(3,321)	(2,636)

	Three Months Ended
	(unaudited)
	March 31, 2012	March 31, 2011

Operating loss — GAAP	$(3,581)	$(1,589)
Nonrecurring charges	1,128	1,053
Depreciation and amortization expense	2,020	3,238
Adjusted EBITDA	(433)	2,702